Exhibit 10.23

LICENSE AGREEMENT

This AGREEMENT, made as of August 28, 2013 by and between Donald Bittar., having a place of business at 1675 Saladino Street, Palm Bay, FL 32909 (hereinafter "Bittar"); and First Choice Healthcare Solutions, Inc., having an office at 709 S. Harbor City Blvd, Suite 250, Melbourne Florida 32901, United States (hereinafter "FCHS")

WITNESSETH:

WHEREAS, Bittar owes owns certain rights in and to U.S. Patent Number 7,789,842, filed on October 1, 2007, and entitled Adjustable Arm Sling;

WHEREAS, Bittar Seller is the sole legal and beneficial owner of U.S. Patent Number 7,789,842 (Patent) and has good and marketable title to all of the rights for U.S. Patent Number 7,789,842, free and clear of any and all claims, liens, encumbrances and security interests whatsoever.

WHEREAS, FCHS wishes to own the certain rights in and to U.S. Patent Number 7,789,842, filed on October 1, 2007, and entitled Adjustable Arm Sling;

WHEREAS, Bittar has, on even date herewith, assigned all of its rights and interest in and to the Patent Rights to FCHS (Assignment Agreement) in consideration of the execution of the present License Agreement and is interested in agreeing to the specific terms and conditions of the license agreement with FCHS with respect to the Patent Rights;

WHEREAS, the parties which to exploit the intellectual rights and/or to grant to third parties, royalty-bearing licenses under the intellectual property;

NOW, THEREFORE, in consideration of the covenants and premises hereafter recited and of other good and valuable consideration, the receipt of which is acknowledged, the parties thereto hereby agree as follows:

1.	Effective date: This License Agreement shall become effective on the date hereof, and, unless sooner terminated as provided in Paragraph 11 hereof, shall continue until and shall expire on the day of expiration of the last to expire patent included within the Patent Rights.

2.	Market value: The fair market value of the Patent Rights has been appraised by Professional Business Brokers, an independent valuation firm qualified in valuing medical practices, and the purchase price for the Purchased Membership Interests, which is within the range determined by Professional Business Brokers, is $286,500 (Purchase Price). FCHS shall pay to Bittar the Purchase Price in FCHS restricted, unregistered common stock of FCHS (Shares) at the rate of $.45 per Share that has a total market value equal to the Purchase Price based on the closing price of the Shares on the date of the Agreement, herein. The Shares shall be issued in the name of Donald Bittar and shall be subject to Rule 144 of the Securities Act of 1933 and other restrictions imposed on unregistered shares of stock by Federal and Florida law, and the certificates representing the FCHS Shares shall contain a standard Securities Exchange Act of 1934 restrictive legend.

3.	Royalty: In the event that FCHS, or a licensee or sub-licensee of FCHS, manufactures, uses, and/or sells products to or for a third party covered by the Patent Rights, a royalty shall accrue from FCHS to Bittar at the rate of five percent (5.0%) of the net sales price of products sold by FCHS or its licensee.

As used herein, "net sales price" shall mean the price charged by FCHS, or a third party licensee or sub-licensee of FCHS, reduced by any bona fide discount therefrom actually allowed in the sale and by the costs of packaging and transportation to the customers. In no instance, however, shall more than the single 5% royalty accrue hereunder for any product sold hereunder.

4.	Payment period: FCHS shall pay to Bittar within thirty (30) days
a.	after the last day in each June and December within the term hereof,
b.	within two (2) months after the day of any termination of said term,

the running royalties which have accrued pursuant to the Royalty Paragraph hereof during the preceding six (6) month period or so much thereof as is within said term ended.

5.	Currency: All payments required hereunder to be made hereunder shall be made, to Bittar, in United States funds without any deduction of any kind except necessary deduction (if any) which may be required by the tax laws of any country and which shall be evidenced by appropriate official tax receipts furnished by the paying party. When the application of the provisions of this agreement results in amounts of royalties expressed in currencies other than that of the United States, those amounts shall be translated into equivalent amounts in United States currency at official New York exchange rates prevailing at the time of remittance (or, if not paid when due, and if the receiving party shall so elect, then at such rates prevailing when due), and such equivalent amounts shall be the amounts to be paid.

6.	Record keeping: FCHS shall keep, and shall require its licensees and sub-licensees hereunder to keep, true books of account containing an accurate and complete record of all data necessary for the computation and payment of the accruing running royalties. FCHS shall furnish to Bittar a written royalty statement setting forth in reasonable detail for the computation of running royalties then payable (if none, so stating) and the underlying facts on which such computation is based.

7.	Audit: Bittar shall have the right, at his own expense, during the term hereof, to have an independent public accountant examine the relevant books and records of the other party and its licensees and sub-licensees hereunder during normal business hours not more than twice each calendar year to determine whether appropriate accounting and payment have been made hereunder.

8.	Default: In the event of a substantial default by FCHS with respect to any of its obligations hereunder, Bittar shall give FCHS written notice of the default, and if the same be not remedied within sixty (60) days thereafter, Bittar may terminate this License Agreement by giving FCHS at least thirty (30) days prior written notice of such termination, which shall be without prejudice to the pursuit of any other remedies as well by Bittar. Forbearance by Bittar to invoke the provisions of the immediately preceding sentence with respect to any default or defaults shall not imply a waiver thereof or of any other default. In the event this Agreement is terminated by Bittar, the Assignment Agreement shall become null and void and Bittar's rights thereafter in the Patent Rights shall revert to being the sole owner of the Patent Rights.

9.	Patent fees and maintenance: FCHS shall be responsible to file, prosecute and maintain all documentation with respect to the patent and pay all filing costs, prosecution costs, including reasonable attorney and agent fees, as well as the maintenance fees for such patent.

10.	Infringement: If, at any time during the term hereof there be an infringement of the patent comprised in the Patent Rights, FCHS shall bring suit to suppress the infringement. Bittar may receive a one third share of any settlement of such suit and damages and costs awarded in such suit.

11.	Venue: This License Agreement shall be construed in accordance with the laws of the State of Florida, U.S.A but the scope and validity of the patent comprised within the Patent Rights shall be governed by the applicable laws of the country granting such patent. Both parties agree to submit to the jurisdiction and accept service of process by the Courts of the State of Florida and the U.S. Federal District Court in Florida.

12.	Commercialization: If at the end of three (3) years from the date of this agreement FCHS fails to reasonably market and commercialize the Patent, Bittar shall have the right to terminate this agreement after 90 days written notice to FCHS. In the event this Agreement is terminated by Bittar, the Assignment Agreement shall become null and void and Bittar's rights thereafter in the Patent Rights shall revert to being the sole owner of the Patent Rights.

13.	Notices: Notices hereunder shall be in writing and shall be duly dispatched in the country of address of either party by registered air mail duly addressed, if to

Bittar to: 1675 Saladino Street SE, Palm Bay, FL 32909

or, if to FCHS, to: First Choice Healthcare Solutions, Inc., 709 Harbor City Blvd, Suite 250, Melbourne Florida 32901.

14.	Embodiment: This License Agreement embodies all of the understanding and obligations between the parties concerning the subject matter hereof. Any amendments and supplements hereto shall be valid only if executed in writing by an authorized officer of FCHS and Bittar. This License Agreement shall be assignable by either party only with the written consent of the other part, which consent shall not be unreasonable withheld.

IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed as of the date hereof first set forth.

Donald Bittar	First Choice Healthcare Solutions, Inc.

/s/ Donald Bittar	/s/ Christian C. Romandetti
Donald Bittar	By: Christian C. Romandetti

President

PATENT ASSIGNMENT

WHEREAS, Donald Bittar, having an office at 1675 Saladino Street SE Palm Bay, Florida 32909 (hereinafter Bittar) owns certain rights in and to U.S. Patent Number 7,789,842, filed on October 1, 2007 and entitled Adjustable Arm Sling;

WHEREAS First Choice Healthcare Solutions Inc., a Delaware corporation, having an office at 790 Harbor City Blvd Suite 250, Melbourne, Florida, 32909, United State (hereinafter "FCHS"), is desirous of obtaining the entire rights of Bittar in, to and under the said patent application:

WHEREAS Bittar and FCHS are, on even date herewith, entering into a License Agreement under which Bittar is granted certain rights under said patent application and its foreign counterparts, and

NOW, THEREFORE, in consideration of the execution of the aforesaid License Agreement between Bittar and FCHS, and other good and valuable consideration, the receipt of which is hereby acknowledged, Bittar does hereby sell, assign, transfer and set over, unto the said FCHS, its entire right, title and interest in, to and under the said patent application and all divisions, renewals and continuations thereof, and all Letters Patent of the United States have been granted thereon and Bittar hereby authorizes and requests the Commissioner of Patents of the United States, and any Official of any country or countries foreign to the United States, whose duty it is to issue patents on applications as aforesaid, to issue all Letters Patent covered herein to the said FCHS, in accordance with the terms of this instrument.

This assignment is subject to the terms and conditions of the aforesaid License Agreement between FCHS and Bittar and this Assignment may be transferred or reassigned by FCHS only to a third party that has executed a License Agreement with Bittar under the patent rights herein transferred. Any assignment or transfer by FCHS to any other party will immediately render the present Assignment null and void and the title to any patent rights herein assigned to FCHS shall revert to Bittar.

FCHS shall, promptly after the execution hereof, cause the present assignment to be recorded in the U.S. Patent and Trademark Office

This assignment shall be construed in accordance with the laws of the State of Florida, U.S.A. Both parties agree to submit to the jurisdiction and accept service of process by the Courts of the State of Florida and the U.S. Federal District Court in Florida.

This Agreement is dated as of and effective August 28, 2013.

First Choice Healthcare Solutions, Inc.	Donald Bittar.

/s/ Christian C. Romandetti	/s/ Donald A. Bittar
By: Christian C. Romandetti	By: Donald A. Bittar

President